                                                                      EXHIBIT 12

APPLIED POWER INC.
Computation of Ratio of
Earnings to Fixed Charges

                                                                   Earnings to Fixed Charges
                                                               (in thousands, except Ratio Data)
                                           ------------------------------------------------------------------------
                                           Three
                                           months
                                           ended
                                           11/30/97 (1)      1997        1996        1995        1994        1993(2)
                                           ------------------------------------------------------------------------

  Net Earnings from continuing
  operations                                     $12,186     $42,038     $33,729     $25,005     $16,896     $ 7,086
  Add Income Tax Expense                           6,562      20,705      15,438      11,868       8,402       2,504
  Add Interest Expense (3)                         4,147      12,003       8,456      10,291      11,362      12,469
  Portion of Rent deemed interest factor
  (4)                                              1,054       4,057       3,544       3,655       3,755       4,043
                                            ------------------------------------------------------------------------

     Total Earnings Available
     for Fixed Charges                           $23,949     $78,803     $61,167     $50,819     $40,415     $26,102
                                            ========================================================================
  Fixed Charges:
  Interest Expense (3)                           $ 4,147     $12,003     $ 8,456     $10,291     $11,362     $12,469
  Portion of Rent deemed interest factor
  (4)                                              1,054       4,057       3,544       3,655       3,755       4,043
                                            ------------------------------------------------------------------------
     Total Fixed Charges                         $ 5,201     $16,060     $12,000     $13,946     $15,117     $16,512
                                            ========================================================================
  Ratio of Earnings to Fixed Charges                 4.6         4.9         5.1         3.6         2.7         1.6
                                            ========================================================================

_______________

(1) The Company has historically had a seasonality effect where the second half of the fiscal year is generally better than the first half. Therefore, the results for the first quarter ended November 30, 1997, are not necessarily indicative of full year results.

(2) Net Earnings from continuing operations in 1993 include a non-recurring restructuring charge of $7,721. Excluding this charge, the ratio of earnings to fixed charges would have been 2.0.

(3) Interest Expense consists of interest on indebtedness and amortization of debt expense.

(4)  33% of rental expense is deemed representative of the interest factor.